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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 22, 2000, with respect to the financial statements of GelTex Pharmaceuticals, Inc. incorporated by reference in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-34972) and related Prospectus of Genzyme Corporation for the registration of shares of its common stock.


/s/ Ernst & Young LLP


Boston, Massachusetts
October 23, 2000